October 31, 2002

Board of Trustees
Pitcairn Small Cap Fund
Pitcairn Funds
One Pitcairn Place, Suite 3000
165 Township Line Road
Jenkintown, PA 19046

Board of Trustees
Pitcairn Small Cap Core Fund
Pitcairn Funds
One Pitcairn Place, Suite 3000
165 Township Line Road
Jenkintown, PA 19046

Dear Ladies and Gentlemen:

You have requested our opinion regarding certain federal income tax consequences to the Pitcairn Small Cap Fund ("Target"), a separate series of Pitcairn Funds, a Delaware business trust (the "Company"), to the holders of the shares of beneficial interest (the "shares") of Target (the "Target Shareholders"), and to the Pitcairn Small Cap Core Fund ("Acquiring Fund"), also a separate series of the Company, in connection with the proposed transfer of substantially all of the properties of Target to Acquiring Fund in exchange solely for voting shares of beneficial interest of Acquiring Fund ("Acquiring Fund Shares") and Acquiring Fund's assumption of all of Target's liabilities, followed by the distribution of such Acquiring Fund Shares received by Target in complete liquidation and termination of Target (the "Reorganization"), all pursuant to the Plan of Reorganization (the "Plan") dated as of [July 25], 2002, by Company on behalf of both Target and Acquiring Fund.

For purposes of this opinion, we have examined and rely upon (1) the Plan, (2) the registration statement, including the Information Statement and Prospectus, on Form N-14 ("Registration Statement"), (3) the facts and representations contained in the letter

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Board of Trustees
October 31, 2002
Page 2

dated on or about the date hereof addressed to us from Company on behalf of Acquiring Fund, (4) the facts and representations contained in the letter dated on or about the date hereof addressed to us from Company on behalf of Target, and (5) such other documents and instruments as we have deemed necessary or appropriate for purposes of rendering this opinion.

This opinion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), United States Treasury regulations, judicial decisions, and administrative rulings and pronouncements of the Internal Revenue Service, all as in effect on the date hereof. This opinion is conditioned upon the Reorganization taking place in the manner described in the Plan and the Registration Statement referred to above.

Based upon the foregoing, it is our opinion that:

1. The acquisition by Acquiring Fund of substantially all of the properties of Target in exchange solely for Acquiring Fund Shares and assumption of all of Target Fund's liabilities followed by the distribution of Acquiring Fund Shares to the Target Shareholders in exchange for their Target shares in complete liquidation and termination of Target, will constitute a reorganization within the meaning of section 368(a) of the Code. Target and Acquiring Fund will each be "a party to a reorganization" within the meaning of section 368(b) of the Code.

2. Target will not recognize gain or loss upon the transfer of substantially all of its assets to Acquiring Fund in exchange solely for Acquiring Fund Shares and assumption of all of Target Fund's liabilities. Target will not recognize gain or loss upon the distribution to its shareholders of the Acquiring Fund Shares received by Target in the Reorganization.

3. Acquiring Fund will recognize no gain or loss upon receiving the properties of Target in exchange solely for Acquiring Fund Shares and assumption of all of Target Fund's liabilities.

4. The aggregated adjusted basis to Acquiring Fund of the properties of Target received by Acquiring Fund in the reorganization will be the same as the aggregate adjusted basis of those properties in the hands of Target immediately before the exchange.

5. Acquiring Fund's holding periods with respect to the properties of Target that Acquiring Fund acquires in the transaction will include the respective periods for which those properties were held by Target (except where investment activities of Acquiring Fund have the effect of reducing or eliminating a holding period with respect to an asset).

6. The Target Shareholders will recognize no gain or loss upon receiving Acquiring Fund Shares solely in exchange for Target shares.

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Board of Trustees
October 31, 2002
Page 3

7. The aggregate basis of the Acquiring Fund Shares received by a Target Shareholder in the transaction will be the same as the aggregate basis of Target shares surrendered by the Target Shareholder in exchange therefor.

8. A Target Shareholder's holding period for the Acquiring Fund Shares received by a Target Shareholder in the transaction will include the holding period during which the Target Shareholder held Target shares surrendered in exchange therefor, provided that the Target Shareholder held those Target shares as a capital asset on the date of Reorganization.

9. Acquiring Fund will succeed to and take into account as of the date of the transfer (as defined in section 1.381(b)-1(b) of the Income Tax Regulations) the items of Target Fund described in section 381(c) of the Code, subject to the conditions and limitations specified in sections 381, 382, 383 and 384 of the Code and the Income Tax Regulations thereunder.

We express no opinion as to the federal income tax consequences of the Reorganization except as expressly set forth above, or as to any transaction except those consummated in accordance with the Plan.

Our opinion as expressed herein, is solely for the benefit of Target, the Target Shareholders, and the Acquiring Fund, and unless we give our prior written consent, neither our opinion nor this opinion letter may be quoted in whole or in part or relied upon by any other person.

Very truly yours,

/s/ Dechert

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             [LOGO] Dechert
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Boston                                           November 1, 2002

Brussels            Pitcairn Funds
                    165 Township Line Road
Harrisburg          One Pitcairn Place, Suite 3000
                    Jenkintown, PA  19046-3593
Hartford
                         Re:  Pitcairn Funds
London                        (File No. 333-100049)

Luxembourg          Dear Sirs:

New York                 We hereby consent to the  incorporation by reference to
                    our opinion as an exhibit to Post-Effective  Amendment No. 1
Newport Beach       to the Registration  Statement of Pitcairn Funds, and to all
                    references  to our firm  therein.  In giving  such  consent,
Paris               however,  we do not admit that we are within the category of persons  whose  consent  is  required  by  Section  7 of the
Philadelphia        Securities  Act of  1933,  as  amended,  and the  rules  and regulations thereunder.
Princeton
                                                  Very truly yours,
Washington
                                                  /s/ Dechert


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